NEWS RELEASE

FOR IMMEDIATE RELEASE

November 24, 2003

Norfolk Southern Announces Redemption of Preferred Shares

NORFOLK, VA - Norfolk Southern Corporation (NYSE: NSC) today announced that Norfolk Southern Railway Company (NYSE: NSRPr) on December 29 will redeem all publicly held shares of its $2.60 Cumulative Preferred Stock, Series A (CUSIP No. 655855203) for a redemption price of $50 per share plus accrued and unpaid dividends thereon to December 29, for an aggregate redemption price of $50.2066 per share.  The redemption agent will be The Bank of New York.  The dividend scheduled to be paid on December 15 is not included in the aggregate redemption price and will be paid to holders of record as of November 7.

         Norfolk Southern Corporation is one of the nation's premier transportation companies. Its Norfolk Southern Railway subsidiary operates 21,500 route miles in 22 states, the District of Columbia and Ontario, serving every major container port in the eastern United States and providing superior connections to western rail carriers. NS operates the most extensive intermodal network in the East and is the nation's largest rail carrier of automotive parts and finished vehicles.

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For further information call:

    (Media)  Susan Bland, Norfolk, 757-629-2708

    (Investors)  Leanne McGruder, Norfolk, 757-629-2861